Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Milestone Pharmaceuticals Inc. of our report dated March 20, 2026 relating to the consolidated financial statements, which appears in Milestone Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the incorporation by reference in the prospectus dated May 13, 2026 (the Prospectus) that is part of the Registration Statement on Form S-3 referred to above, of our report dated March 20, 2026 relating to the consolidated financial statements, which appears in Milestone Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the references to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/ PricewaterhouseCoopers LLP

Montreal, Canada
May 13, 2026